Exhibit 10.57

PRIVILEGED AND CONFIDENTIAL

CONFIDENTIAL SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE (“Agreement”), dated as of February 19, 2013,  is made and entered into by and between Donald Kiepert (“Executive,” “You” or “Your”) and Lantheus Medical Imaging, Inc. (defined herein to include its affiliates, subsidiaries, parents, predecessors, successors and assigns, and hereinafter referred to as “Lantheus” or the “Company”) (together, the “Parties”).

RECITALS

WHEREAS, Your last date of employment with the Company was January 23, 2013 (the “Separation Date”);

WHEREAS, You and the Company are parties to an Employment Agreement, dated January 8, 2008 (the “Employment Agreement”);

WHEREAS, You and the Company wish to confirm the terms of Your separation from employment and to settle, release and discharge, with prejudice, any and all claims You have or may have against the Released Parties (defined in Section 4(a) below), including but not limited to those pertaining to or arising out of Your employment and/or Your separation from employment with the Company;

WHEREAS, the Company wishes and You agree to provide consulting services to the Company following Your separation from employment; and

WHEREAS, You and the Company have read this Agreement and have had the opportunity to review it with their respective legal counsel.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, You and the Company understand and agree as follows:

1.                                      Separation of Employment.

Your employment with the Company and Your membership on any and all Lantheus boards of directors, boards of trustees and/or executive or management committees ended as of Your Separation Date.

2.                                      Acknowledgment of Receipt of Accrued and Vested Pay and Benefits.

(a)                                 You acknowledge, upon signing this Agreement, that the Company has paid You, no later than the first regularly scheduled payroll date following Your Separation Date, (i) all accrued and unpaid Base Salary (as defined in the Employment Agreement) as of Your Separation Date, (ii) all reasonable business expenses reimbursable under Section 7 of the Employment Agreement, subject to satisfaction of any other requirements under applicable Company policies and (iii) any amount required under the Company’s vacation policy with respect to Your accrued and unused vacation days as of Your Separation Date.  You acknowledge that You did not earn any Annual Bonus (as defined in the Employment Agreement) pursuant to Section 4 of the Employment Agreement with respect to the fiscal year ending December 31, 2012 and that You are not entitled to be paid any bonus amount with respect to such fiscal year.

(b)                                 You acknowledge, upon signing this Agreement, that You shall be entitled to any accrued and vested health and fringe benefits due to You in accordance with the Company’s benefit plans (other than severance).

3.                                      Payments and Other Benefits to be Provided to You in Exchange for the Release and Your Obligations Under this Agreement

(a)                                 In exchange for and in consideration of Your covenants and promises set forth in this Agreement, contingent upon Your complying with and fulfilling each and every one of Your obligations under this Agreement (including, but not limited to (i) the Company’s receipt from You of a signed, effective and  irrevocable original of this Agreement and (ii) the Company’s receipt from You of hard-copy proof confirming the reconciliation of Your Company-issued American Express account to a zero dollar ($0.00) balance), all of which are conditions precedent to any payment or other obligation on the part of the Company under this Section 3, Lantheus agrees to provide You with the following payments and other benefits on behalf of all Released Parties (defined in Section 4(a) below):

(i)                                     The Company shall pay You an amount in cash equal to Your Base Salary as of the Separation Date ($426,000), which shall be paid, in substantially equal installments at the same time Your Base Salary would be paid over the 12-month period following the Separation Date (the “Severance Period”) if You had remained employed with the Company; provided that, the first installment shall be paid on the next regularly scheduled payroll date following the thirty-fifth (35th) day after the date hereof and shall include payment of any amounts that would otherwise be due prior thereto; provided further that, each installment is intended to constitute a separate payment within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”);

(ii)                                  The Company shall (A) provide You with continued life insurance benefits upon the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect for active employees and (B) pay You an amount in cash equal to a portion of Your premiums for continuing medical coverage under the Consolidated Omnibus Budget Reconciliation Act so that Your premiums for such coverage are no greater than the premiums that would be charged to a senior executive officer of the Company for the same level of coverage under the Company’s group medical plan (the benefits and payments described in clauses (A) and (B) collectively, the “Health Benefits”); provided that, the amount described in clause (B) shall be paid in installments on the same schedule as set forth in Section 3(a)(i); provided further that, Your Health Benefits shall cease upon the earlier of (x) the end of the Severance Period and (y) Your becoming employed by another employer and eligible for life insurance and/or medical coverage, as applicable, with such other employer;

(iii)                               The Company shall pay You a Pro Rata Bonus for 2013, in an amount equal to $26,843.84, to be paid to You when bonuses with respect to fiscal year 2013 would otherwise be payable to senior executives of the Company, which is expected to be no earlier than March 1, 2014 and no later than April 1, 2014; and

(iv)                              the Company shall retain Your services as a consultant, on an as needed basis, following Your Separation Date (the “Consulting Period”).  The Consulting Period shall continue for one year after the Separation Date.  You shall be compensated at a rate of $10,000 per month during the Consulting Period (the “Consulting Pay”), with payments made at the same time the Company makes its regular payroll payments and with the first payment made on the next scheduled payroll date following the 35th day after the date hereof.  During the Consulting Period, You shall make Yourself available to participate, whenever and for however long as reasonably requested by the Company, in the orderly transition of Your responsibilities.  You acknowledge and agree that, during the Consulting Period, (i)

You will be an independent contractor, and not an employee of the Company within the meaning of all federal, state and local laws and regulations governing employment relationships, including insurance, workers’ compensation, industrial accident, labor and taxes, as the economic reality of your relationship with the Company is one of an independent contractor rather than an employee; (ii) except as expressly authorized by the Company, You shall not have any right to act for, represent or otherwise bind the Company or any of its subsidiaries in any manner; (iii) in Your capacity as a consultant and subject to Section 3(a)(ii), You shall not be entitled to participate in any employee benefit plans or arrangements of the Company and shall not be provided with health and welfare benefits, including, without limitation, medical and dental coverage; (iv) You shall be solely responsible for any workers’ compensation, unemployment or disability insurance payments, or any social security, income tax or other withholdings, deductions or payments (including self-employment taxes) that may be required by federal, state or local law with respect to any sums paid to You in Your capacity as a consultant; (v) You shall be required to pay and shall timely remit all self-employment taxes to the Internal Revenue Service and any other required governmental agencies; and (vi) the Company shall pay You in a manner consistent with your status as an independent contractor, including issuing You a Form 1099.

4.                                      Release of Claims.

(a)                                 In exchange for Lantheus providing You with the payments and other benefits set forth in Section 3, You, individually and on behalf of Your heirs, executors, personal representatives, administrators, agents and assigns, forever waive, release, give up and discharge all waivable claims, real or perceived, whether now known or unknown, against the Company, its parent, subsidiaries, and other related and affiliated companies, their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Agreement), arising out of and in any way concerning Your employment with the Company, any terms, conditions or privileges related to Your employment with the Company, the termination of Your employment by the Company, and all alleged violations of federal, state or local fair employment practices or laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e), et seq. (“Title VII”), the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (“ADA”), the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq. (“ERISA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”), the Equal Pay Act of 1963, 29 U.S.C. § 206, et seq. (“EPA”), the Lilly Ledbetter Fair Pay Act of 2009, H.R. 11 (“Fair Pay Act”), the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (“OSHA”), the New York State Civil Rights Law, N.Y. Exec. Law § 291, et seq., the New York State Human Rights Law, N.Y. Exec. Law § 296(1)(a), et seq., the New York City Civil Rights Law, N.Y.C. Admin. Code § 8-102(5), et seq., the New York State Wage Payment Law, N.Y. Lab. Law § 190(1), et seq., the New York State Whistleblower Law, N.Y. Lab. Law § 740, et seq., the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, §§ 1 to 10; the common law of the States of Massachusetts and New York; and all other federal or state or local laws, regulations, rules, ordinances, or orders, as they may be amended.  You also forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, for breach of implied or express contract, including but not limited to breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States, New York and Massachusetts Constitutions.  You have agreed to and do waive any and all claims You may have for employment or reinstatement by the Company or any of the Released Parties and have agreed not to seek such employment or reemployment by the Company or any of the Released Parties in the future.

(b)                                 The Company and You acknowledge and agree that the release contained in Section 4(a) does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates to (i) indemnify You for Your acts as an officer or director of the Company in accordance with the bylaws of the Company or the law or (ii) You and Your eligible, participating dependents or beneficiaries under any existing group welfare (excluding severance), equity, or retirement plan of the Company in which You and/or such dependents are participants.

(c)                                  Notwithstanding the release contained in Section 4(a) above, You do not waive: (i) Your right to bring an action to enforce the terms of this Agreement; (ii) Your rights with respect to the capital stock of Lantheus MI Holdings, Inc., the indirect parent entity of the Company (“Holdings”), that You own and all rights with respect thereto under the Amended and Restated Shareholders Agreement, dated as of February 26, 2008, among Holdings and certain other parties thereto (as amended, the “Shareholders Agreement”); (iii) Your rights with respect to the options granted under the Option Grant Award Agreement, made as of February 26, 2008, between Holdings and You ( ; or (iv) Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf.

5.                                      Covenant Not to Sue.

You warrant that You do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and You further agree and covenant not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter released in Section 4(a) above, provided, however, that this covenant not to sue does not affect Your rights to enforce appropriately the terms of this Agreement in a court of competent jurisdiction and does not affect Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf.  Should You file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Agreement, You agree that You will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit.  Further, You agree that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.

6.                                      Non-Admission of Liability.

You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe You any money or have acted wrongfully, unlawfully, or unfairly in any way towards You.  In fact, You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to You at any time, and maintain that they have at all times treated You in a fair, non-discriminatory and non-retaliatory manner.  Further, you affirm that you are not aware of any wrongdoing, regulatory violations or corporate fraud committed by the Company or its employees that has not otherwise been previously reported to the Company in writing.

7.                                      Reference-Related Communications.

You agree that, should You or any prospective employer for You desire that Lantheus engage in any reference-related communications, You will direct such inquiries exclusively to Michael Duffy, the General Counsel of the Company, for confirmation only of Your: (a) dates of employment; (b) employment position; (c) base salary; and (d) as applicable, bonuses or incentive compensation pay.  You also agree that, except for the Company’s verbal confirmation of dates of employment, position title, base salary and, as applicable, bonuses or incentive compensation pay as expressly set forth above, the Released Parties will have no obligation to engage in any reference-related communications whatsoever with Your past, existing or prospective employers unless compelled by a court order or other legal process and that You expressly covenant not to sue or otherwise initiate any action or proceeding pertaining to or arising out of any reference-related communications by the Company.

8.                                      Confidentiality of this Agreement.

You agree to keep the terms of this Agreement, to the extent permitted by law, completely confidential and to not disclose information about this Agreement to anyone other than Your spouse or domestic partner, attorneys and licensed tax and/or professional investment advisors (hereafter referred to as “Your Confidants”), all of whom You will inform of and obtain their advance agreement to be bound by this confidentiality provision.  Neither You nor Your Confidants shall disclose the terms of this Agreement to anyone including, but not limited to, any representative of any print, radio or television media; any past, present or prospective employee of or applicant for employment with the Company; any employee of any company in the pharmaceutical business; any executive recruiter or “headhunter”; any counsel for any current or former employee of the Company; any other counsel or third party; or the public at large.  You agree that, should any of Your Confidants disclose information about this Agreement, the disclosure will be treated as a breach of the Agreement by You.

9.                                      Cooperation.

(a)                                 In accordance with Section 12(l) of the Employment Agreement, You agree to cooperate reasonably and in good faith with the Company as may be necessary to respond to any inquiries that may arise with respect to matters that You were responsible for or involved with during Your employment with Lantheus.

(b)                                 You agree to cooperate fully and in good faith with the Company and its legal counsel in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which You may be involved as a party and/or in which the Company determines, in its sole discretion, that You are a relevant witness and/or possess relevant information.  In connection with such matters, You agree to notify, communicate and be represented by counsel of the Company’s choosing (at the Company’s expense), to fully cooperate and work with such counsel with respect to, and in preparation for, any depositions, interviews, responses, appearances, or other legal matters, and to testify honestly with respect to all matters.  Should the Company seek Your cooperation under this Paragraph, it shall do so only to the extent reasonable, and shall reimburse You for any reasonable out of pocket expenses You incur in connection with such cooperation, provided that You timely submit valid receipts for reimbursement to the Company.

(c)                              You agree to cooperate fully and in good faith with the Company and its legal counsel in connection with any and all legal matters relating to the Company or any other Released Party in which

You may be called as an involuntary witness (by subpoena or other compulsory process) served by any third-party.  Your cooperation will include providing Lantheus with written notice of any subpoena or other compulsory process served upon You within forty-eight (48) hours of its occurrence, meeting with the Company’s attorneys, providing the attorneys with requested information, and working with the attorneys in preparation for Your involuntary appearance.  In connection with such matters, You agree to be represented by the Company’s counsel (at the Company’s expense), to fully cooperate and work with such counsel with respect to, and in preparation for, any response to a subpoena or other compulsory process served upon You, and to testify honestly with respect to all matters.

(d)                                 Notwithstanding any other provision of this Agreement, You are entitled to appoint, at Your own expense, Your own legal counsel in addition to the Company’s counsel in connection with any legal matters covered by Section 9 of  this Agreement; provided, however, that, if You decide to appoint Your own counsel because there is an actual conflict that prevents the Company’s counsel from representing both the Company and You, the Company will reimburse You for the reasonable fees and costs of Your chosen counsel, provided that such conflict is a result of Your being a party or threatened to be made a party to, or Your conduct being the subject of, any such threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), and You acted in good faith and in a manner You reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, there is no reasonable basis to believe Your conduct was unlawful.  The selection by You of Your own counsel shall in no way detract from or interfere with any of the obligations You have to cooperate with the Company as agreed to herein.  In no event shall the Company have any obligation to provide counsel to You in connection with any legal matters or litigation which may arise between You and the Company, if any.

10.                               Non-Disparagement

You represent that You will not make, now or ever in the future, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about any of the Released Parties and/or the conduct, operations or financial condition or business practices, policies or procedures of the Released Parties to any third party, and, to the best of Your knowledge, You have not made or solicited, and You will not make or solicit, any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of any of the Released Parties; provided, however, that nothing in this paragraph is intended to prohibit You from providing truthful information to any government entity, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law.

The Company and Holdings Boards of Directors will not make, now or ever in the future, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about You in connection with your employment with the Company, or  make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to Your good name and business reputation; provided, however, that nothing in this paragraph is intended to prohibit the Company or Holdings or the members of their Boards or Directors from providing truthful information to any government entity, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law.

For the purposes of this Section 10, any comments or remarks made during or regarding any discussions or negotiations of the ongoing treatment of Executive’s equity interests in the Company, or as to Holdings’ exercise or non-exercise of its rights with respect to such equity interests under the Shareholders Agreement or the Option Grant Award Agreement, including any characterizations of such discussions or negotiations or the action taken or that will not be taken by Holdings, shall not, in and of themselves, be considered false, disparaging, derogatory or inflammatory remarks that fall within  this Section 10.

11.                               Non Disclosure of Confidential Information and Return of Company Property

(a)                                 You acknowledge Your continuing obligations with regard to Confidential Information in accordance with Section 10 of the Employment Agreement, You affirm that You have complied with this provision, and You agree that You will continue to abide by the terms and conditions of Section 10 of the Employment Agreement.

(b)                                 In accordance with Section 10(a)(iv) of the Employment Agreement, You represent and warrant that You have, as of the date of Your signing this Agreement, returned all originals and copies of all documents and records made or compiled by You and/or made available to You during the period of Your employment with the Company that contain confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media and whether or not labeled or identified as confidential, proprietary or trade secret.  You further represent and warrant that You have not, and will not, directly or indirectly, at any time, now or ever in the future, download, print, copy, electronically transmit, disclose, release or retain any such information for personal use or any other purposes for Your own benefit or the benefit of any third party.

(c)                                  In addition to having returned all originals and copies (in whatever format) of all Confidential Information and other business information belonging to the Company and the Released Parties, You warrant that You have returned all other written information regarding the Company and all Lantheus property and materials including, but not limited to, credit cards, calling cards, keys, keyfobs, identification badges, files, records, samples, computer disks, laptop computers, printers, personal digital assistants, and any other electronic equipment You were furnished by the Company.

12.                               Restrictive Covenant Agreements

You acknowledge and agree that You will be subject to and will abide by the terms and conditions of the restrictive covenant agreements in Section 9 of the Employment Agreement, including, among other covenants, the covenant against competition, the covenant against solicitation of employees, and the covenant against solicitation of clients and prospective clients. It is understood and acknowledged that the Restricted Period shall have commenced as of the Separation Date.

13.                               No Tax Advice Provided.

You agree that You have not been provided any advice by any of the Released Parties regarding the tax or withholding consequences of the payments and other benefits provided to You under this Agreement under any federal, state or local tax or withholding laws or regulations.  You also agree that You will be solely responsible for the tax liabilities and consequences arising under any federal, state or withholding laws or regulations that may result from the payments of the Severance Pay, Consulting Pay, Health Benefits or other payments or benefits referenced in this Agreement, and hold the Released Parties harmless from and indemnify them for any costs, fines, interest or penalties owed by You under such laws or regulations.  Additionally, You agree that the Released Parties will not be required to pay any further sum to You, even if such tax or withholding consequences are not foreseeable at the time You sign this Agreement or are ultimately assessed in a manner which You do not anticipate at the time You sign this Agreement.

14.                               Successors and Assigns.

This Agreement shall not be assignable by You, but shall be binding upon You and upon Your heirs, administrators, representatives, executors, and successors.  This Agreement shall be freely assignable by Lantheus without restriction and shall be deemed automatically assigned by the Company with Your consent in the event of any sale, merger, share exchange, consolidation or other business reorganization.  This Agreement shall be binding upon, and shall inure to the benefit of, the Company’s successors and assigns.

15.                               Consultation with Counsel; Reasonable Time to Consider Agreement During Review Period; Voluntary Acceptance of this Agreement; Right and Time to Revoke; Effective Date.

(a)                                 You acknowledge that, through this writing, Lantheus has recommended that You consult with an attorney and tax advisor of Your own choosing before signing this Agreement, that sufficient time has been made available to You to consult with an attorney or tax advisor, and that You have, in fact, consulted Your attorney and tax advisor or knowingly waived the right to consult Your attorney and tax advisor.

(b)                                 You understand that You have a period of twenty-one (21) days after Your receipt of this Agreement to review and consider the Agreement before signing it, except that if the last date of that period falls on a Saturday, Sunday or holiday observed by the Company, You will have until the close of business on the next immediate business day (the “Review Period”).  You also understand that You may use as much of the Review Period as You wish before signing this Agreement.  You agree that any material or immaterial changes to this Agreement will not restart the running of the Review Period.

(c)                                  You may elect to accept this Agreement by sending a signed, dated and notarized original to Michael Duffy, the General Counsel of the Company, postmarked no later than the close of business on the last day of the Review Period.  To the extent that You sign this Agreement and return it to the Company prior to the expiration of the Review Period, You warrant that You have voluntarily and knowingly waived the remainder of the Review Period.

(d)                                 By signing this Agreement, You warrant that You have carefully read and fully understand all of the terms of this Agreement, You are competent and of sound mind to execute this Agreement, and that You are knowingly and voluntarily signing this Agreement of Your own free will, act and deed.  You further warrant that You have made such investigation of the facts pertaining to this Agreement and all matters contained herein as You deem necessary, desirable and appropriate, and agree that the Release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission by reason of any later discovery of new, different or additional facts.

(e)                                  You understand that, following Your execution of the Agreement, You will have a period of seven (7) calendar days to revoke Your acceptance of this Agreement by delivering written notification of any such revocation to Michael Duffy, the General Counsel of the Company , no later than the seventh (7th) calendar day after You sign it (the “Revocation Period”).  Written notification of revocation may be delivered by facsimile transmission to Michael Duffy, the General Counsel of the Company by first class U.S. mail sent to Michael Duffy, the General Counsel of the Company, or by hand-delivery or overnight mail to Michael Duffy, the General Counsel of the Company, provided that such written notification of revocation must be received by the Company no later than the close of business on the last day of the Revocation Period to be effective.  If You timely revoke this Agreement during the Revocation Period, the Agreement will not be effective and enforceable and You will not receive the benefits and other payments described in Section 3 and its subparagraphs above.

(f)                                   For purposes of this Agreement, the “Effective Date” as used throughout this Agreement shall mean the first (1st) calendar day after the Revocation Period expires, provided that a notice of revocation has not been timely served upon the Company by You prior to that date.

16.                               Governing Law and Venue.

This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein, without regard to conflict of law principles.  With respect to any dispute arising out of or related to this Agreement, the Executive hereby consents to the exclusive jurisdiction of the of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, and expressly agrees not to challenge venue or forum in the event of any litigation.

17.                               Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity and severed from this Agreement, without invalidating the remainder of such provision or remaining provisions of this Agreement.

18.                               Proper Construction.

(a)                                 The language of this Agreement shall be construed within the context of the whole Agreement and according to its fair meaning, and not strictly for or against any of the Parties.

(b)                                 The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

19.                               Amendments.

This Agreement may be modified, altered or terminated only by an express written agreement between the Company and You, which agreement must be signed by both Parties or their duly authorized agents, and expressly reference and attach a copy of this Agreement to be effective.

20.                               Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

21.                               Withholding.

The Company shall be entitled to withhold from any amounts to be paid or benefits provided to You hereunder any federal, state, local or foreign withholding, FICA contributions or other taxes, charges or deductions which it is from time to time required to withhold.

22.                               Code Section 409A.

(a)                                 The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on You under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Your taxable year following the taxable year in which the expense occurred.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

23.                               Entire Agreement.

This Agreement constitutes the entire understanding of the Parties, supersedes all prior oral or written agreements (except as expressly stated in this Agreement) (including, but not limited to, the Employment Agreement), and cannot be modified except by an express writing signed by both Parties in accordance with Section 19 above.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.  The Released Parties are express third party beneficiaries hereof. Notwithstanding the foregoing, this Agreement shall not be construed as altering, modifying, and supplanting or in any way changing or affecting the continued enforceability of Sections 8(e), 9, 10, 11, 12(f), 12(g) and 12(l) of the Employment Agreement, which shall continue to survive and be in effect.

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IN WITNESS WHEREOF, intending to be forever legally bound hereby, the parties have executed this Agreement.

Lantheus Medical Imaging, Inc.

	By:	/s/ Michael P. Duffy
	Name:	Michael P. Duffy
	Title:	Vice President and Secretary

Accepted and Agreed:

/s/ Donald Kiepert
Donald Kiepert

Date: February 19, 2013